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                                                                    EXHIBIT 11.1

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

         COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER COMMON SHARE

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                                         PERIOD FROM
                                      SEPTEMBER 3, 1993  YEAR ENDED JUNE 30,
                                         (INCEPTION)    ----------------------
                                      TO JUNE 30, 1994     1995        1996
                                      ----------------- ----------  ----------
Historical weighted average shares
 outstanding.........................     4,420,000      4,424,420   4,473,040
Pro forma effect of:
  Shares issued in connection with
   acquisition of SAND...............       780,001        780,001     780,001
  Common Stock equivalents:
    Stock options granted............        37,000         37,000      37,000
    Warrants granted.................        47,117         47,117      47,117
                                         ----------     ----------  ----------
Common shares used in computing pro
 forma net income (loss) per share...     5,284,118      5,288,538   5,337,158
                                         ==========     ==========  ==========
Net income (loss)....................    $ (249,480)    $ (423,853) $  553,412
                                         ==========     ==========  ==========
Pro forma net income (loss) per
 common share........................    $    (0.05)    $    (0.08) $      .10
                                         ==========     ==========  ==========
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